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                                                                      EXHIBIT 11

                      EXHIBIT (11)* TO REPORT ON FORM 10-Q

                       TELXON CORPORATION AND SUBSIDIARIES

                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

                 (Dollars in Thousands Except Per Share Amounts)
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

                                                                   Three Months                  Nine Months
                                                                Ended December 31,             Ended December 31,
                                                                 1996           1995           1996         1995
                                                             -----------    ------------  ------------  -----------
Net income (loss) applicable to common shares                $     2,135    $    4,205    $  (7,363)      $    9,245
                                                             ===========    ==========    =========       ==========

Weighted average common shares outstanding for the period         16,150        16,302       16,207           16,301
                                                             ===========    ==========    =========       ==========

Earnings (loss) per common share:
       On the weighted average common
           shares outstanding for the year **                $       .13    $      .26    $    (.45)      $      .57

*        Numbered in accordance with Item 601 of Regulation S-K.

** This calculation is submitted in accordance with Regulation S-K Item 601(b)(1) although not required for income statement presentation because it results in dilution of less than three percent. The Company's 5-3/4% Convertible Subordinated Notes and 7-1/2% Convertible Subordinated Debentures were omitted from the fully diluted calculation due to their antidilutive effect.

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